SUB-ITEM 77-E   LEGAL
PROCEEDINGS

Since February 2004,
Federated and related
entities (collectively,
"Federated") have
been named as defendants
in several lawsuits,
that were consolidated
into a single
action in the United
States District Court for
 the Western District of
 Pennsylvania,
alleging excessive advisory
fees involving one of the
 Federated-sponsored mutual
funds.  Without admitting
the validity of any claim,
Federated reached a final
settlement
with the Plaintiffs in
these cases in April 2011.




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